Exhibit 99.1

NEWS RELEASE

Landmark Infrastructure Partners LP Announces New Director

El Segundo, California (January 20, 2015) — Landmark Infrastructure Partners LP (the “Partnership”) (NASDAQ: LMRK) today announced the appointment of Gerald Tywoniuk to the Board of Directors of Landmark Infrastructure Partners GP LLC, the Partnership’s general partner (“Landmark GP”). Mr. Tywoniuk will serve as a member of the Board and a member of the Audit Committee of Landmark GP. His appointment brings the total number of Board members to eight, with Tywoniuk being the third independent director.

“We are pleased to welcome such a highly-qualified and experienced director to our Board,” said Arthur P. “Tim” Brazy, Jr., Chief Executive Officer of Landmark GP. “Gerry’s extensive financial and public partnership experience will provide valuable guidance as we grow the Partnership.”

Mr. Tywoniuk currently serves on the board of directors of Westmoreland Resources GP, LLC, the general partner of Westmoreland Resource Partners, LP (formerly Oxford Resource Partners, LP), and chairs the board’s audit committee. He also serves as an independent director and audit committee chairperson at American Midstream GP, LLC, the general partner of American Midstream Partners, L.P. Mr. Tywoniuk has over 32 years of experience in accounting and finance and has previously served a number of public companies in senior executive and management roles, including as chief financial officer and director of MarkWest Energy Partners, L.P. in connection with its initial public offering. Landmark GP believes that Mr. Tywoniuk’s extensive accounting, financial and executive management experience, as well as his prior experience with publicly traded partnerships, will provide him with the necessary skills to be a valuable member of the Landmark GP Board of Directors and Audit Committee.

About Landmark Infrastructure Partners

The Partnership is a growth-oriented master limited partnership formed to acquire, own and manage a portfolio of real property interests that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries. Headquartered in El Segundo, California, the Partnership’s real property interests consist of a diversified portfolio of long-term and perpetual easements, tenant lease assignments and fee simple properties located in 42 states and the District of Columbia, entitling the Partnership to rental payments from leases on approximately 700 tenant sites.

Cautionary Note Regarding Forward Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Partnership may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.  For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the final prospectus in connection with Partnership’s initial public offering, in the form last filed with the SEC.  Neither the Partnership nor Landmark GP undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Partnership or Landmark GP become aware, after the date hereof, unless required by law.

CONTACT:                               Landmark Infrastructure Partners LP

2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245

(310) 598-3173

Source: Landmark Infrastructure Partners LP